March 28, 2014

Energy Fuels Inc.
2 Toronto Street, Suite 500
Toronto, Ontario, Canada
M5C 2B6

Re:	Energy Fuels Inc.
Registration Statement on Form F-10

Dear Sirs/Mesdames:

We hereby consent to the reference to our firm’s name under the headings “Legal Matters” in the prospectus filed as part of the registration statement on Form F-10 relating to the offering of up to U.S.$100,000,000 of securities of Energy Fuels Inc. filed with the United States Securities and Exchange Commission, and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

(Signed) Borden Ladner Gervais LLP

Borden Ladner Gervais LLP
Scotia Plaza
40 King Street West
Toronto, ON M5H 3Y4
www.blg.com